ADDENDUM TO CUSTODY AGREEMENT

Between

ADVISERS INVESTMENT TRUST, on behalf of the series managed by Vontobel Asset Management, Inc. whose registered office is at 325 John H. McConnell Boulevard, Suite 150, Columbus, OH 43215, United States of America (the “Client”);

THE NORTHERN TRUST COMPANY, a company established under the banking laws of the State of Illinois in the United States of America whose principal place of business is at 50 South LaSalle Street, Chicago, IL 60603, United States of America (the “Custodian”)

WHEREAS

(A)	The parties have entered into a custody agreement dated March 12, 2013 (the “Agreement”);

(B)	The parties hereby agree to an addendum to the Agreement solely with respect to the custody of Securities held by the Custodian on behalf of the Client in Taiwan; and

(C)	Where not stated herein, defined terms have the meaning given to them in the Agreement.

IT IS HEREBY AGREED as follows:

1.	Addition

With effect from the date hereof, notwithstanding any provision to the contrary in the Agreement, it is hereby agreed as follows:

(i)	The Client authorizes the Custodian and its Sub-custodian to settle trades in Taiwan, Republic of China, solely on the basis of broker confirmations in the absence of receipt of Instructions from the Client or Investment Manager; and

(ii)	Receipt of a broker confirmation pursuant to paragraph (i) above, shall be regarded as an Instruction under the terms of the Agreement and the Custodian shall be entitled to rely upon protections afforded to it under or in connection with the Agreement in acting upon a broker confirmation as if it were an Instruction.

2.	No other Amendment

Save for this Addendum, the Agreement shall not be amended nor be deemed to be amended in any way whatsoever, and shall remain in full force and effect.

3.	Governing Law and Jurisdiction

This Addendum and the relationship between the parties shall be governed by, and interpreted in accordance with,

the laws of the State of Illinois.

4.	Counterparts

This Addendum may be executed in any number of counterparts, each of which will be deemed to be an original, but such counterparts will together constitute one instrument.

Executed this 1st day of August, 2016

SIGNED for and on behalf of:

ADVISERS INVESTMENT TRUST

By:	/s/ Dina Tantra

Dina Tantra

Title:	President

SIGNED for and on behalf of:

THE NORTHERN TRUST COMPANY

By:	/s/ Michelle Roblee

Michelle Roblee

Title:	Senior Vice President